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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)



                              General Magic, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)




                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)




                                  370253 10 6
                 ---------------------------------------------
                                (CUSIP Number)





Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




SEC 1745 (2/92)


                               PAGE 1 OF 5 PAGES

CUSIP NO.    370253 10 6                    13G        PAGE   2   OF   5   PAGES
         ---------------------                              -----    -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Andrew Hertzfeld

          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)   [   ]
                                                                    (b)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    1,134,350
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   1,134,350
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          1,134,350
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*
          [   ]
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



                          PAGE   2   OF   5   PAGES
                               -----    -----

CUSIP NO.    370253 10 6                13G            PAGE   3   OF   5   PAGES
         ---------------------                              -----    -----


ITEM 1.

       (a)    Name of Issuer:   General Magic, Inc.

       (b)    Address of Issuer's Principal Executive Offices:

       (c)    420 N. Mary Avenue, Sunnyvale, CA 94086



ITEM 2.

       (a)    Name of Person Filing:

              Andrew Hertzfeld

       (b)    Address of Principal Business Office or, if none, Residence:


              329 Lincoln Avenue
              Palo Alto, CA 94301


       (c)    Citizenship:  United States

       (d)    Title of Class of Securities:  Common Stock, $.001 par value

       (e)    CUSIP Number:  307025 10 6


ITEM 3.       STATUS OF PERSON FILING:

              Not applicable.


ITEM 4.       OWNERSHIP

       (a)    Amount Beneficially Owned:

              1,134,350 shares


       (b) Percent of Class: 4.2% based on the sum of 26,892,238 shares of Common Stock outstanding as of December 31, 1997, determined in accordance with Rule 13-d-3(d)(1)(i)

      (c)     Number of shares as to which such person has:

              (i)      sole power to vote or to direct the vote:  1,134,350
                       shares

              (ii)     shared power to vote or to direct the vote:  -0-

              (iii)    sole power to dispose or to direct the disposition of:
                       1,134,350 shares





                               Page 3 of 5 pages

CUSIP NO.    370253 10 6                13G            PAGE   4   OF   5   PAGES
         ---------------------                              -----    -----

              (iv)     shared power to dispose or to direct the disposition of:
                       0 shares


ITEM 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

              Not Applicable

ITEM 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

              NOT Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

              Not applicable.

ITEM 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

              Not applicable.

ITEM 9.       NOTICE OF DISSOLUTION OF THE GROUP

              Not applicable.

ITEM 10.      CERTIFICATION

              Not applicable.









                               Page 4 of 5 pages

CUSIP NO.    370253 10 6                13G            PAGE   5   OF   5   PAGES
         ---------------------                              -----    -----



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February  17,  1998
               ----



                                                     /s/ Andrew Hertzfeld
                                                     ---------------------------
                                                     Andrew Hertzfeld










                               Page 5 of 5 pages